Exhibit 99.1 Contact: Kendra Kimmons Managing Director of Communications 225-299-3708 kendra.kimmons@amedisys.com

Amedisys Welcomes David Mikula as Chief Development Officer

BATON ROUGE, La., Jan. 30, 2017 – Amedisys, Inc. (NASDAQ:AMED), a leading home health, hospice and personal care company, announced today that David Mikula will join the Company as Chief Development Officer, effective January 30, 2017.

Mikula has held key leadership roles across the healthcare spectrum in operations, sales and marketing, with experience ranging from occupational health and rehab services to hospitals and post-acute care. Most recently, he served as Senior Vice President and Chief Operating Officer for the Texas Region of Kindred Healthcare’s hospital division, where he was responsible for planning and directing the operational policies, objectives and initiatives for 20 sites of service with $651M in budgeted revenue.

Previously, Mikula was the Senior Vice President of Sales and Marketing for Kindred’s hospital and skilled nursing divisions, and was then promoted to Senior Vice President of Sales and Marketing for Kindred Healthcare. He was responsible for the design, drive and development of all enterprise sales activities for Kindred. His career began at Concentra, a $1 billion provider of occupational health and urgent care services.

“David is an impressive and results-oriented executive,” said President and CEO Paul Kusserow. “His depth of expertise in developing and implementing successful growth strategies and running sales and marketing teams will make him a valued addition to our leadership team.”

“This is an exciting opportunity for me,” said David. “I feel privileged to join an organization whose number-one strategy is to become the best choice for care wherever our patients call home.”

In his new position at Amedisys, Mikula will research the market to identify new opportunities for organic growth; devise a sales/business development strategy designed to achieve the Company’s revenue goals; and enhance market presence in the home health industry.

About Amedisys

Amedisys, Inc. is a leading healthcare at home Company delivering personalized home health, hospice and personal care. Amedisys is focused on delivering the care that is best for our patients, whether that is home-based personal care; recovery and rehabilitation after an operation or injury; care focused on empowering them to manage a chronic disease; or hospice care at the end of life. More than 2,200 hospitals and 61,900 physicians nationwide have chosen Amedisys as a partner in post-acute care. Founded in 1982, headquartered in Baton Rouge, LA with an executive office in Nashville, TN, Amedisys is a publicly held company. With more than 16,000 employees, in 427 care centers in 34 states, Amedisys is dedicated to delivering the highest quality of care to the doorsteps of more than 340,000 patients in need every year. For more information about the Company, please visit: www.amedisys.com.

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